Exhibit 10.5
THE MACERICH COMPANY
2024 LTIP INDUCEMENT UNIT AWARD AGREEMENT
(Performance-Based)
This 2024 LTIP INDUCEMENT UNIT AWARD AGREEMENT (Performance-Based) (this “Agreement” or “Award Agreement”) is made as of the date set forth on Schedule A hereto between The Macerich Company, a Maryland corporation (the “Company”), its subsidiary The Macerich Partnership, L.P., a Delaware limited partnership and the entity through which the Company conducts substantially all of its operations (the “Partnership”), and the party listed on Schedule A (the “Grantee”).
RECITALS
A.The Grantee is a key employee of the Company or one of its Subsidiaries or affiliates and provides services to the Partnership.
B.2024 LTIP Units (PB) (as defined herein) have been awarded by the Board of Directors of the Company (the “Board”) pursuant to authority set forth in the Committee’s charter, including authority to make grants of equity interests in the Partnership. This Agreement evidences an award to the Grantee (this “Award”), which is subject to the terms and conditions set forth herein. This Award constitutes a non-plan “inducement award,” as contemplated by New York Stock Exchange Listed Company Manual Rule 303A.08, and is therefore not made pursuant to The Macerich Company 2003 Equity Incentive Plan, or any successor equity plan (as such plan may be amended, modified or supplemented from time to time, collectively the “Stock Plan”) or the Company’s Long-Term Incentive Plan (the “LTIP”). Nonetheless, the terms and provisions of the 2003 Plan and the LTIP are hereby incorporated into this Agreement by this reference, as though fully set forth herein, as if this Award were granted pursuant to the 2003 Plan and the LTIP. Unless the context herein otherwise requires, the terms defined in the 2003 Plan and the LTIP shall have the same meanings herein.
C.The Grantee was selected by the Board to receive this Award as one of a select group of highly compensated or management employees who, through the effective execution of their assigned duties and responsibilities, are in a position to have a direct and measurable impact on the Company’s long-term financial results. Effective as of the grant date specified in Schedule A hereto, the Board awarded to the Grantee the number of 2024 LTIP Units (PB) (as defined herein) set forth in Schedule A.
NOW, THEREFORE, the Company, the Partnership and the Grantee agree as follows:
1.Administration. The LTIP and this Award shall be administered by the Compensation Committee (the “Committee”), which in the administration of this Award and the LTIP shall have all the powers and authority it has in the administration of the Stock Plan, as set forth in the Stock Plan. The Committee may from time to time adopt any rules or procedures it deems necessary or desirable for the proper and efficient administration of this Award and the LTIP, consistent with the terms hereof and of the Stock Plan.
2.Definitions. Capitalized terms used herein without definitions shall have the meanings given to those terms in the Stock Plan. In addition, as used herein:
“2024 LTIP Units (PB)” has the meaning set forth in Section 3(a).
“2024-2 LTIP Units (PB)” has the meaning set forth in Section 3(b).
“2024 Performance Period” means, the period commencing on (and including) January 1, 2024 and concluding on the earliest of (a) December 31, 2024 or (b) the date of a Change of Control.
“2025 Performance Period” means, the period commencing on (and including) January 1, 2025 and concluding on the earliest of (a) December 31, 2025 or (b) the date of a Change of Control.
2026 Performance Period” means, the period commencing on (and including) January 1, 2026 and concluding on the earliest of (a) December 31, 2026 or (b) the date of a Change of Control.
“Cause” means “Cause” as defined in the Severance Arrangement, as modified pursuant to the terms and conditions of Grantee’s Service Agreement.
“Change of Control” means any of the following:
(a)The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 33% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or successor or (iv) any acquisition by any entity pursuant to a transaction that complies with (c)(i), (c)(ii) and (c)(iii) below;
(b)Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(c)Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (“Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 20% existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(d)Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” means shares of the Company’s common stock, par value $0.01 per share, either currently existing or authorized hereafter.
“Competitive Activities” means that the Grantee, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engages, participates, assists or invests in any Competing Business (as hereinafter defined). The term “Competing Business” shall mean a publicly traded real estate investment trust that is identified by the National Association of Real Estate Investment Trusts (“Nareit”) as a “mall REIT” or “shopping center REIT” (other than the Company or a surviving or resulting entity upon a Change of Control, or any of their respective affiliates). Notwithstanding the foregoing, the

Grantee may own equity securities of an entity which constitutes, or is affiliated with, a Competing Business, so long at their value does not exceed two percent (2%) of the aggregate equity market capitalization of the Competing Business.
“Continuous Service” means the continuous service to the Company or any Subsidiary or affiliate, without interruption or termination. Continuous Service shall not be considered interrupted in the case of (A) any approved leave of absence, (B) transfers among the Company and any Subsidiary or affiliate, or any successor, in any capacity of employee, or with the written consent of the Committee, consultant, or (C) any change in status as long as the individual remains in the service of the Company and any Subsidiary or affiliate in any capacity of employee, member of the Board or (if the Company specifically agrees in writing that the Continuous Service is not uninterrupted) a consultant. An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.
“Cumulative Performance Period” means, the period commencing on (and including) January 1, 2024 and concluding on (and including) the earliest of (a) December 31, 2026 or (b) the date of a Change of Control.
“Current Distributions” has the meaning set forth in Section 7(b).
“Contingent Distributions” has the meaning set forth in Section 7(c).
“Disability” means a “disability”, as determined under the Company’s long-term disability plan in effect on the date of termination, entitling the Grantee to benefits under such long-term disability plan.
“Effective Date” means January 1, 2024.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fair Market Value” means, as of any given date, the fair market value of a security determined by the Committee using any reasonable method and in good faith (such determination will be made in a manner that satisfies Section 409A of the Code and in good-faith as required by Section 422(c)(1) of the Code); provided that (A) if the security is then listed on a national stock exchange, the fair market value of such security on any date shall be the closing sales price per Share on the principal national stock exchange on which the security is listed on such date (or, if such date is not a trading date on which there was a sale of such security on such exchange, the last preceding date on which there was a sale of such security on such exchange), (B) if the security is not then listed on a national stock exchange but is then traded on an over-the-counter market, the fair market value of such security on any date shall be the average of the closing bid and asked prices for such security in the principal over-the-counter market on which such security is traded on such date (or, if such date is not a trading date on which there was a sale of such security on such market, for the last preceding date on which there was a sale of such security in such market), or (C) if the security is not then listed on a national stock exchange or traded on an over-the-counter market, the fair market value of such security on any date shall be such value as the Committee in its discretion may in good faith determine; provided that, where Shares are so listed or traded, the Committee may make such discretionary determinations where Shares have not been traded for 10 trading days.
“Good Reason” means “Good Reason” as defined in the Severance Arrangement, as modified pursuant to the terms and conditions of Grantee’s Service Agreement.
“LTIP Units” means units of limited partnership interest of the Partnership designated as “LTIP Units” in the Partnership Agreement awarded pursuant to this Agreement under the LTIP having the rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption set forth in the Partnership Agreement. Unless the context otherwise requires, the term “2024 LTIP Units (PB)” shall include all 2024 LTIP Units (PB) and 2024-2 LTIP Units (PB).
“Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of the Partnership, dated as of March 16, 1994, among the Company, as general partner, and the limited partners who are parties thereto, as amended from time to time.
“Peer REIT” means each of the following business entities qualified as real estate investment trusts (“REITs”) that are publicly traded, U.S.-based “equity REITs” and are categorized in the Nareit Index as “Mall” or “Shopping Center” REITs and which have a market cap at the start of the performance period of at least $600 million: Simon Property Group, Inc., Regency Centers Corporation, Federal Realty Investment Trust, Kimco Realty Corporation, Brixmor Property Group Inc., Retail Opportunity Investments Corp., Urban Edge Properties, Kite Realty Group Trust, Acadia Realty Trust, Tanger, Inc., Saul Centers, Inc., InvenTrust Properties Corp., CBL & Associates Properties, Inc., SITE Centers Corp. and Phillips Edison & Company, Inc.; provided that such business entities must be publicly traded for the entire Cumulative Performance Period to constitute a Peer REIT; provided further that if any business entity is delisted due to bankruptcy during the Cumulative Performance Period it will remain a Peer REIT (such delisted business entities, “Delisted Peer REITs”).
“Peer REIT Total Return” means, (a) for a Peer REIT other than a Delisted Peer REIT, with respect to the Cumulative Performance Period, the absolute total stockholder return of the common equity of such Peer REIT during the Cumulative Performance Period, calculated in the same manner as Total Return is calculated for the Company and (b) for a Delisted Peer REIT, an absolute total stockholder return of -100%.
“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, other entity or “group” (as defined in the Exchange Act).
“Qualified Termination” means a termination of the Grantee’s employment (A) by the Company for no reason or for any reason (other than for Cause, death or Disability), or (B) by the Grantee for Good Reason.
“Relative TSR Modifier” has the meaning set forth in Section 4(a).

“Retirement” means Grantee’s voluntary termination of employment with the Company and its Subsidiaries on or after the attainment of age 55 and completion of ten (10) years of employment with the Company and/or a Subsidiary, provided that (1) the Grantee has provided notice of at least six (6) months prior to the effective date of the Grantee’s retirement and (2) following Retirement the Grantee does not engage in Competitive Activities during the balance of the Cumulative Performance Period. For purposes of the foregoing, Grantee shall be provided with years of service crediting in accordance with Grantee’s Service Agreement.
“Service Agreement” means Grantee’s Employment Agreement with the Company dated as of February 1, 2024.
“Severance Arrangement” means The Macerich Company Amended and Restated Severance Pay Plan, as in effect on the Effective Date.
“Share” means a share of Common Stock, subject to adjustments pursuant to Section 6.2 of the Stock Plan.
“Share Price” means, as of a particular date, the Fair Market Value of one Share on such date (or, if such date is not a trading day, the most recent trading day immediately preceding such date); provided further, however, that if such date is the date upon which a Transactional Sale Event occurs, the Share Price as of such date shall be equal to the fair market value in cash, as determined by the Committee, of the total consideration paid or payable in the transaction resulting in the Transactional Sale Event for one Share.
“Total Return” means, with respect to the Cumulative Performance Period, the compounded total annual return that would have been realized by a stockholder who (A) bought one Share on the first day of the Cumulative Performance Period at the Share Price on the date immediately preceding such day, (B) reinvested each dividend and other distribution declared during such period of time with respect to such Share (and any other Shares previously received upon reinvestment of dividends or other distributions) in additional Shares at the Fair Market Value on the applicable dividend payment date, and (C) sold all the Shares described in clauses (A) and (B) on the last day of the Cumulative Performance Period at the Share Price on such date. As set forth in, and pursuant to, Section 9 hereof, appropriate adjustments to the Total Return shall be made to take into account all stock dividends, stock splits, reverse stock splits and the other events set forth in Section 9 hereof that occur during the Cumulative Performance Period. In calculating Total Return, it is the current intention of the Committee to use total return to stockholders data for the Company and (when calculating Peer REIT Total Return, the Peer REITs) available from one or more third party sources, though the Committee reserves the right in its reasonable discretion to retain the services of a consultant to analyze relevant data or perform necessary calculations for purposes of this Award. If the Committee delegates the calculation of Total Return to a valuation or other expert, including matters such as the determination of dividend reinvestment and, when calculating Peer REIT Total Return, the inclusion or exclusion of REITs as Peer REITs, the Committee is entitled to rely on such valuation or other expert.

“Transactional Sale Event” means (A) a Change of Control described in clause (a) of the definition thereof as a result of a tender offer for Shares or (B) a Change of Control described in clause (c) of the definition thereof.
“Units” means Partnership Units (as defined in the Partnership Agreement) that are outstanding or are issuable upon the conversion, exercise, exchange or redemption of any securities of any kind convertible, exercisable, exchangeable or redeemable for Partnership Units.
3.Award of 2024 LTIP Units (PB).
(a)On the terms and conditions set forth in this Agreement, as well as the terms and conditions of the Stock Plan, the Grantee is hereby granted this Award consisting of the number of LTIP Units set forth on Schedule A hereto opposite “2024 LTIP Units (PB)”, which is incorporated herein by reference (the “2024 LTIP Units (PB)”).
(b)If pursuant to Section 4 hereof vesting above 100% of the 2024 LTIP Units (PB) occurs, an additional number of 2024 LTIP Units (PB) shall be granted to the Grantee to cover the excess vesting percentage based on the calculations to be made pursuant to Section 4 hereof (the “2024-2 LTIP Units (PB)”) and issued under the Partnership Agreement effective as of the last day of the Cumulative Performance Period. In connection with any such subsequent grant of 2024-2 LTIP Units (PB) the Grantee shall execute and deliver to the Company and the Partnership such documents, comparable to the documents executed and delivered in connection with the Agreement, as the Company and/or the Partnership reasonably request in order to comply with all applicable legal requirements, including, without limitation, federal and state securities laws.
(c)If pursuant to Section 3(b) hereof 2024-2 LTIP Units (PB) are granted and issued to the Grantee, a payment in cash shall be made to the Grantee as soon as practicable after the time of such grant and issuance in an amount equal to (i) the total amount of all distributions paid with respect to one Unit between the date of grant of the 2024 LTIP Units (PB) and the LTIP Unit Distribution Participation Date provided in Section 7(a) multiplied by (ii) the number of 2024-2 LTIP Units (PB) granted and issued pursuant to Section 3(b) hereof.
(d)2024 LTIP Units (PB) shall constitute and be treated as the property of the Grantee as of the applicable grant date, subject to the terms of this Agreement and the Partnership Agreement. Every grant of 2024 LTIP Units (PB) to the Grantee pursuant to this Award shall be set forth in minutes of the meetings of the Committee. 2024 LTIP Units (PB) will be: (A) subject to vesting and/or forfeiture to the extent provided in Sections 4 and 5 hereof; and (B) subject to restrictions on transfer as provided in Section 8 hereof.
4.Vesting of 2024 LTIP Units (PB).
(a)The number of 2024 LTIP Units (PB) that will be earned pursuant to this Award will be based on the Company’s [performance metrics] for the 2024 Performance Period, 2025 Performance Period, 2026 Performance Period and the Cumulative Performance Period,

subject to a potential cap on number of earned units based on the Company’s Total Return (the “Absolute TSR Cap”), and subject to adjustment based on the percentile rank of the Company’s Total Return relative to the Peer REIT Total Return for the Peer REITs for the Cumulative Performance Period (the “Relative TSR Modifier”), as set forth below.
(b)Except as otherwise set forth in this Section 4 and Section 5 below, the 2024 LTIP Units (PB) shall be earned for the applicable performance periods on the basis of the Company’s performance on certain [performance metrics] relative to the “threshold,” “target,” “maximum,” and “outperformance maximum” levels and will become vested at the end of the Cumulative Performance Period (or at such other date as provided in Section 5 hereof).
    As soon as practicable following each of the 2024 Performance Period, the 2025 Performance Period and the 2026 Performance Period, the Committee shall determine the Company’s [performance metrics]for such period. In the event that any of the foregoing performance periods concludes (or does not commence) as a result of a Change of Control or the Company’s performance for any such period cannot be determined, the performance metrics shall be deemed to have been achieved at Target performance for any such performance period.
(c)Notwithstanding Sections 4(b) and (c), in order for any percentage of LTIP Units to be earned in excess of 150%, based on linear interpolation between the “maximum” and “outperformance maximum” levels, the Company’s Total Return for the Cumulative Performance Period must be greater than or equal to 15%. In the event the Company’s Total Return is less than 15%, any payout under Sections 4(b) and (c) will be capped at 150%, subject to further adjustment pursuant to Section 4(e). In no event will the percentage of LTIP units to be earned pursuant to Sections 4(b) and (c) exceed 225%.
(d)As soon as practicable following the conclusion of the Cumulative Performance Period, the number of earned 2024 LTIP Units (PB) determined pursuant to Sections 4(b) and (c) above, as adjusted pursuant to Section 4(d), will be further modified by the Relative TSR Modifier as set forth below:

Percentile Rank	Percentage Earned Modifier* (modifies aggregate number of earned 2024 LTIP Units (PB))
25th percentile or below	-20%
50th percentile	0% (no modification)
At or above 75th percentile	+20%
*Percentage earned modifier is subject to linear interpolation for performance between 25th and 50th percentiles and between 50th and 75th percentiles.
The percentile rank above shall be calculated using the Microsoft Excel function PERCENTRANK.EXC. In no event will the percentage of LTIP units to be earned pursuant to this Sections 4(e) exceed 225%.

Subject to Section 5 hereof, vesting of the Grantee’s 2024 LTIP Units (PB) shall occur as of the last day of the Cumulative Performance Period, provided that the Continuous Service of the Grantee continues through the last day of the Cumulative Performance Period, regardless of when the Committee completes its determination of the Company’s [performance metrics], Total Return, percentile rank or any other calculations or assessments related to its determination of the vesting percentage. If, after giving effect to the Absolute TSR Cap and the Relative TSR Modifier, the percentage of the Grantee’s 2024 LTIP Unit (PB) that will become vested as of the end of the Cumulative Performance Period exceeds 100%, then 2024-2 LTIP Units (PB) shall be granted and issued as of the vesting date pursuant to Section 3(b) above shall be immediately vested upon such grant and issuance.
For the avoidance of doubt, assuming no Change of Control (i.e., the last day of the Cumulative Performance Period is December 31, 2026), the intent of this Section 4(e) is that (i) the Company’s Total Return will be calculated using as the first input the Share Price on December 31, 2023 and as the last input the Share Price on December 31, 2026, and (ii) each Peer REIT’s Total Return will be calculated in the same manner with respect to the common equity of each such Peer REIT.
(e)The Committee may, upon consideration of the Company’s [performance metrics] and the statistical data for the Peer REITs relative to Peer REIT Total Return for the Cumulative Performance Period, exercise its reasonable discretion to allow for vesting of 2024 LTIP Units (PB) under Sections 4(b), (c)and (e) above on a basis other than strict mathematical calculations to the extent appropriate in light of the circumstances. By way of illustration, the foregoing would allow the Committee to provide for vesting to occur at a particular level if the Peer REIT Total Return of a number of Peer REITs is clustered within a narrow range such that the effect of the precise calculation of percentile rank would be that vesting would not occur or occur at a lower level. The Committee does not have the discretion to adjust downward the vesting of 2024 LTIP Units (PB).
(f)The Grantee agrees to provide Continuous Service to the Company in consideration for the conditional rights to the unvested 2024 LTIP Units (PB). Except as otherwise provided in Section 5 or pursuant to the Stock Plan, the vesting of the 2024 LTIP Units (PB) requires Continuous Service through the last day of the Cumulative Performance Period as a condition to the vesting of the 2024 LTIP Units (PB). Partial service, even if substantial, during any vesting period will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or service except as provided in Section 5 below or under the Stock Plan.
(g)Any 2024 LTIP Units (PB) that do not become vested pursuant to this Section 4 or Section 5 below shall, without payment of any consideration by the Partnership, automatically and without notice terminate, be forfeited and be and become null and void as of the end of the Cumulative Performance Period, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested 2024 LTIP Units (PB).

5.Change of Control or Termination of Grantee’s Service Relationship.
(a)If the Grantee is a party to a Service Agreement, the provisions of this Section 5 shall govern the vesting of the Grantee’s 2024 LTIP Units (PB) exclusively in the event of a Change of Control or termination of the Grantee’s service relationship with the Company or any Subsidiary or affiliate, unless the Service Agreement contains provisions that expressly refer to this Section 5 and provides that those provisions of the Service Agreement or the Severance Arrangement shall instead govern the vesting of the Grantee’s 2024 LTIP Units (PB). The foregoing sentence will be deemed an amendment to any applicable Service Agreement to the extent required to apply its terms consistently with this Section 5, such that, by way of illustration, any provisions of the Service Agreement with respect to accelerated vesting or payout of the Grantee’s bonus or incentive compensation awards in the event of certain types of terminations of Grantee’s service relationship (such as, for example, termination at the end of the term, termination without Cause by the employer or termination for Good Reason by the employee) shall not (unless the Service Agreement contains provisions that expressly refer to this Section 5 and provides that those provisions of the Service Agreement shall instead govern the vesting of the Grantee’s 2024 LTIP Units (PB)) be interpreted as requiring that any calculations set forth in Section 4 hereof be performed, or vesting occur with respect to this Award other than as specifically provided in this Section 5. In the event an entity ceases to be a Subsidiary or affiliate of the Company, such action shall be deemed to be a termination of employment of all employees of that entity for purposes of this Agreement resulting in any then unvested 2024 LTIP Units (PB), without payment of any consideration by the Partnership, being automatically and without notice forfeited; provided that the Committee, in its sole and absolute discretion, may make provision in such circumstances for accelerated vesting of some or all of the Grantee’s remaining unvested 2024 LTIP Units (PB) that have not previously been forfeited and, if applicable, for the granting of 2024-2 LTIP Units (PB) effective immediately prior to such event.
(b)In the event of a Change of Control prior to December 31, 2026, then:
(i)the Cumulative Performance Period, and any of the 2024 Performance Period, 2025 Performance Period and 2026 Performance Period that had not previously concluded in the absence of the Change of Control shall end on such date and the calculations provided in Section 4 hereof shall be performed effective as of the date of the Change of Control and following the date of the Change of Control no further calculations pursuant to Section 4 hereof shall be performed with respect to the Grantee; and
(ii)if the 2024 LTIP Units (PB) remain outstanding after a Change of Control or equivalent replacement awards (as defined in Section 5(b)(iv) hereof) are substituted for the 2024 LTIP Units (PB) at the time of the Change of Control, then the number of 2024 LTIP Units (PB) that are determined as of the date of the Change of Control pursuant to the calculations provided in Section 4 shall remain subject to vesting tied to the Grantee’s Continuous Service until December 31, 2026 as if no Change of Control had occurred, except that the Grantee shall become fully vested in such 2024

LTIP Units (PB) immediately (A) upon the Grantee’s Qualified Termination in connection with or within twenty-four (24) months after the Change of Control, or (B) upon the Grantee’s death, Disability or Retirement;
(iii)if neither the 2024 LTIP Units (PB) remain outstanding after a Change of Control nor equivalent replacement awards (as defined in Section 5(b)(iv) hereof) are substituted for the 2024 LTIP Units (PB) at the time of the Change of Control, then the Grantee shall become fully vested in the number of 2024 LTIP Units (PB) that are determined pursuant to the calculations provided in Section 4 as of the date of the Change of Control; and
(iv)an award shall qualify as an “equivalent replacement award” if the following conditions are met in the good faith discretion of the Committee:
(A)the replacement award is of the same type as the 2024 LTIP Units (PB) being replaced, including, without limitation, income tax attributes relating to the extent and timing of recognition of taxable income, gain or loss by the Grantee;
(B)the replacement award has a value equal to the Fair Market Value of the 2024 LTIP Units being replaced as of the effective date of the Change of Control;
(C)the equity securities issuable upon the conversion, exercise, exchange or redemption of the replacement award, or securities underlying the replacement award, as applicable, are listed on a national stock exchange;
(D)the replacement award contains terms relating to vesting (including with respect to the Grantee’s Qualified Termination, death, Disability or Retirement) that are substantially identical to those of the 2024 LTIP Units (PB); and
(E)the other terms and conditions of the replacement award are not less favorable to the Grantee than the terms and conditions of the 2024 LTIP Units (PB).
(c)Except as otherwise provided in Section 5(b), in the event of the Grantee’s Qualified Termination, death or Disability or Retirement (as applicable below) prior to the end of the Cumulative Performance Period, conditioned (except in the case of death) upon the execution and delivery by the Grantee of a release of claims substantially in the form of Schedule A to the Severance Arrangement and the Grantee’s compliance with the restrictive covenants set forth in Section 9 of the Grantee’s Service Agreement, the Grantee will not forfeit the 2024 LTIP Units (PB) upon such event, but the following provision shall modify the determination of vesting for the Grantee, subject, in each case, to the provisions of Sections 6.4 and 6.5 of the Stock Plan: the calculations provided in Section 4 hereof shall be performed as of the end of the 2024 Performance Period, 2025 Performance Period, 2026 Performance Period and Cumulative Performance Period, to the extent not previously calculated prior to such Qualified Termination, death, Disability or Retirement, as if such Qualified Termination, death, Disability or Retirement had not occurred, and such number of 2024 LTIP Units (PB) shall become vested.
(d)If the Grantee becomes engaged in Competitive Activities at any time on or following the effective date of the Qualified Termination or Retirement and before the end of the applicable Cumulative Performance Period, then the provisions relating to vesting due Section 5(c) will not apply, and, upon the date the Grantee becomes engaged in any such Competitive Activities during such period, all 2024 LTIP Units (PB), except for those that, prior to such engagement in Competitive Activities, had previously been vested pursuant to Section 4 hereof during the Grantee’s Continuous Service or that otherwise became vested under this Section 5, shall automatically and immediately be forfeited by the Grantee. Any forfeited 2024 LTIP Units (PB) shall, without payment of any consideration by the Partnership, automatically and without notice be and become null and void, and neither the Grantee nor any of his successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such forfeited 2024 LTIP Units (PB).
(e)In the event of a termination of employment or other cessation of the Grantee’s Continuous Service prior to the end of the Cumulative Performance Period, effective as of the date of such termination or cessation, all 2024 LTIP Units (PB) except for those that had previously vested pursuant to Section 4 hereof and those that otherwise become vested or will continue to vest pursuant to this Section 5 shall automatically and immediately be forfeited by the Grantee. Any forfeited 2024 LTIP Units (PB) shall, without payment of any consideration by the Partnership, automatically and without notice be and become null and void, and neither the Grantee nor any of his successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such forfeited 2024 LTIP Units (PB).
6.Payments by Award Recipients. No amount shall be payable to the Company or the Partnership by the Grantee at any time in respect of this Award.
7.Distributions. Distributions on 2024 LTIP Units (PB) will be paid in accordance with the Partnership Agreement as modified hereby as follows:
(a)The LTIP Unit Distribution Participation Date (as defined in the Partnership Agreement) shall be (i) the date of grant, with respect to 10% of the 2024 LTIP Units (PB) issued pursuant to this Agreement, and (ii) the last day of the Cumulative Performance Period, with respect to all other 2024 LTIP Units (PB) issued pursuant to this Agreement (to the extent they became vested in accordance with Sections 4 and 5 hereof). Vested 2024 LTIP Units (PB) shall be entitled to receive the full distribution payable on Units outstanding as of the record date next following the last day of the Cumulative Performance Period, whether or not they will have been outstanding for the whole period.
(b)Prior to the last day of the Cumulative Performance Period, 2024 LTIP Units (PB) not otherwise forfeited in accordance with Sections 4 or 5 hereof shall be entitled to receive 10% of regular periodic distributions payable to holders of Units (the “Current Distributions”) and 0% of special, extraordinary or other distributions made not in the ordinary course.
(c)An amount equal to (i) the difference between (x) all distributions (regular, special, extraordinary or otherwise) paid with respect to one Unit between the date of grant of the 2024 LTIP Units (PB) and the last day of the Cumulative Performance Period and (y) the Current Distributions paid with respect to one 2024 LTIP Unit up to the last day of the Cumulative Performance Period (such difference, the “Contingent Distributions”) multiplied by (ii) the number of 2024 LTIP Units (PB) shall be credited to a notional (unfunded) account for the benefit of the Grantee on the books and records of the Partnership subject to vesting. As promptly as practicable after the last day of the Cumulative Performance Period, an amount equal to the positive difference (if any) between (A) the Contingent Distributions that would have been paid with respect to those 2024 LTIP Units (PB) that have become vested pursuant to Sections 4 or 5 hereof and (B) if any, the Current Distributions paid to the Grantee prior to the last day of the Cumulative Performance Period in accordance with Section 7(b) in respect of the Unearned 2024 LTIP Units (PB) shall be paid to the Grantee. The “Unearned 2024 LTIP Units (PB)” means the number of 2024 LTIP Units (PB), if any, that are forfeited following vesting pursuant to Sections 4 or 5 hereof. Any portion of the notional account that is not payable to the Grantee shall be forfeited and revert to the Partnership free and clear of any claims by the Grantee.
(d)To the extent that the Partnership makes distributions to holders of Units partially in cash and partially in additional Units or other securities, unless the Committee in its sole discretion determines to allow the Grantee to make a different election, the Grantee shall be deemed to have elected with respect to all 2024 LTIP Units (PB) eligible to receive such distribution to receive 10% of such distribution in cash and 90% in Units, with the cash component constituting the Current Distribution prior to the last day of the Cumulative Performance Period.
(e)To the extent that the allocations of income, gain, loss and deduction actually reported on each Partner’s K-1 for any taxable year differ from the allocations that would have been made for such year if this Agreement has been in effect at such time, the Partnership shall adjust allocations for the current and future taxable periods in such manner as the General Partner deems appropriate to fully offset such difference. The intent of this Section 7(e) is to put each Partner as quickly as possible in the same position as he or she would have been in had this Agreement been in effect at all relevant times. This Section 7(e) shall be interpreted consistently with such intent.
8.Restrictions on Transfer. None of the 2024 LTIP Units (PB) shall be sold, assigned, transferred, pledged or otherwise disposed of or encumbered (whether voluntarily or involuntarily or by judgment, levy, attachment, garnishment or other legal or equitable proceeding) (each such action a “Transfer”), or redeemed in accordance with the Partnership Agreement (a) until the date that is one year after they have become vested pursuant to Section 4 or Section 5 other than in connection with a Change of Control, and (b) unless such

Transfer is in compliance with all applicable securities laws (including, without limitation, the Securities Act of 1933, as amended (the “Securities Act”)), and such Transfer is in accordance with the applicable terms and conditions of the Partnership Agreement; provided, however, that clause (a) above shall not apply with respect to (i) the conversion into Units of 2024 LTIP Units (PB) that have become vested in accordance with Sections 4 or 5 hereof (“Converted LTIP Units”), but, for the avoidance of doubt, any such Converted LTIP Units may not be redeemed in accordance with the Partnership Agreement until the date that the restrictions in clause (a) above would cease to apply to the corresponding 2024 LTIP Units (PB) or (ii) any Transfer either of 2024 LTIP Units (PB) that have become vested in accordance with Sections 4 or 5 hereof or of Converted LTIP Units, so long as such Transfer is (A) permitted under the Partnership Agreement and (B) in connection with donative, estate or tax planning by the Grantee; and provided, further, that the Transferee agrees in writing with the Company and the Partnership not to make any further Transfer of such vested 2024 LTIP Units (PB) or Converted LTIP Units other than as permitted by this Section 8. In connection with any Transfer of 2024 LTIP Units (PB) or Converted LTIP Units, the Partnership may require the Grantee to provide an opinion of counsel, satisfactory to the Partnership, that such Transfer is in compliance with all federal and state securities laws (including, without limitation, the Securities Act). Any attempted Transfer of 2024 LTIP Units (PB) not in accordance with the terms and conditions of this Section 8 shall be null and void, and the Partnership shall not reflect on its records any change in record ownership of any 2024 LTIP Units (PB) as a result of any such Transfer, shall otherwise refuse to recognize any such Transfer and shall not in any way give effect to any such Transfer of any 2024 LTIP Units (PB). The restrictions on Transfer in this Section 8 shall not be interpreted to prohibit the Grantee from designating one or more beneficiaries to receive the Grantee’s LTIP Units or Converted LTIP Units that are payable in the event of the Grantee’s death. Any such beneficiary designation shall be on a form provided or approved by the Company.
9.Changes in Capital Structure. Without duplication with the provisions of Section 6.2 of the Stock Plan, if (a) the Company shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or stock of the Company, spin-off of a Subsidiary, business unit or significant portion of assets or other fundamental transaction similar thereto, (b) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization, significant repurchases of stock, or other similar change in the capital structure of the Company shall occur, (c) any extraordinary dividend or other distribution to holders of shares of Common Stock or Units other than regular cash dividends shall be made, or (d) any other event shall occur that in each case in the good faith judgment of the Committee necessitates action by way of appropriate equitable adjustment in the terms of this Award, the LTIP or the 2024 LTIP Units (PB), then the Committee shall take such action as it deems necessary to maintain the Grantee’s rights hereunder so that they are substantially proportionate to the rights existing under this Award, the LTIP and the terms of the 2024 LTIP Units (PB) prior to such event, including, without limitation: (i) adjustments in the 2024 LTIP Units (PB) and the 2024-2 LTIP Units (PB), Share Price, Total Return or other pertinent terms of this Award; and (ii) substitution of other awards under the Stock Plan or otherwise. The Grantee shall have the right to vote the 2024

LTIP Units (PB) if and when voting is allowed under the Partnership Agreement, regardless of whether vesting has occurred.
10.Miscellaneous.
(a)Amendments; Modifications. This Agreement may be amended or modified only with the consent of the Company and the Partnership; provided that any such amendment or modification materially and adversely affecting the rights of the Grantee hereunder must be consented to by the Grantee to be effective as against him; and provided, further, that the Grantee acknowledges that the Stock Plan may be amended or discontinued in accordance with Section 6.6 thereof and that this Agreement may be amended or canceled by the Committee, on behalf of the Company and the Partnership, for the purpose of satisfying changes in law or for any other lawful purpose, so long as no such action shall impair the Grantee’s rights under this Agreement without the Grantee’s written consent. Notwithstanding the foregoing, this Agreement may be amended in writing signed only by the Company to correct any errors or ambiguities in this Agreement and/or to make such changes that do not materially adversely affect the Grantee’s rights hereunder. No promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, with respect to the subject matter hereof, have been made by the parties which are not set forth expressly in this Agreement. This grant shall in no way affect the Grantee’s participation or benefits under any other plan or benefit program maintained or provided by the Company.
(b)Incorporation of Stock Plan and Change in Control Arrangement; Committee Determinations. The provisions of the Stock Plan, Severance Arrangement and Service Agreement are hereby incorporated by reference as if set forth herein. In the event of a conflict between this Agreement and the Stock Plan or this Agreement and the Severance Arrangement, or this Agreement and the Service Agreement, this Agreement shall be controlling and determinative. The Committee will make the determinations and certifications required by this Award as promptly as reasonably practicable following the occurrence of the event or events necessitating such determinations or certifications. In the event of a Change of Control, the Committee will perform any calculations set forth in Section 4 or Section 5 hereof required in connection with such Change of Control and make any determinations relevant to vesting with respect to this Award within a period of time that enables the Company to conclude whether 2024 LTIP Units (PB) become vested or are forfeited and whether any 2024-2 LTIP Units (PB) need to be granted not later than prior to the effective date of the Change of Control, which determinations could, for the avoidance of doubt, include good faith assumptions.
(c)Status as a Partner. As of the grant date set forth on Schedule A, the Grantee shall be admitted as a partner of the Partnership with beneficial ownership of the number of 2024 LTIP Units (PB) issued to the Grantee as of such date pursuant to Section 3(a) hereof by: (A) signing and delivering to the Partnership a copy of this Agreement; and (B) signing, as a Limited Partner, and delivering to the Partnership a counterpart signature page to the Partnership Agreement (attached hereto as Exhibit A). The Partnership records shall reflect the issuance to the Grantee of 2024-2 LTIP Units (PB) pursuant to Section 3(b) hereof, if any, whereupon the Grantee shall have the rights of a Limited Partner of the Partnership with respect to the total number of 2024 LTIP Units (PB) then held by the Grantee, as set forth in the Partnership Agreement, subject, however, to the restrictions and conditions specified herein and in the Partnership Agreement.
(d)Status of 2024 LTIP Units (PB). The Company will have the right at its option, as set forth in the Partnership Agreement, to issue shares of Common Stock in exchange for Units into which 2024 LTIP Units (PB) may have been converted pursuant to the Partnership Agreement, subject to certain limitations set forth in the Partnership Agreement. For the avoidance of doubt, such shares of Common Stock, if issued, will be issued from the Company’s authorized shares of Common Stock. The Grantee must be eligible to receive the 2024 LTIP Units (PB) in compliance with applicable federal and state securities laws and to that effect is required to complete, execute and deliver certain covenants, representations and warranties (attached as Exhibit B). The Grantee acknowledges that the Grantee will have no right to approve or disapprove such determination by the Committee.
(e)Legend. The records of the Partnership evidencing the 2024 LTIP Units (PB) shall bear an appropriate legend, as determined by the Partnership in its sole discretion, to the effect that such 2024 LTIP Units (PB) are subject to restrictions as set forth herein, in the Stock Plan and in the Partnership Agreement.
(f)Compliance With Securities Laws. The Partnership and the Grantee will make reasonable efforts to comply with all applicable securities laws. In addition, notwithstanding any provision of this Agreement to the contrary, no 2024 LTIP Units (PB) will become vested or be issued at a time that such vesting or issuance would result in a violation of any such laws.
(g)Investment Representations; Registration. The Grantee hereby makes the covenants, representations and warranties set forth on Exhibit B attached hereto. All of such covenants, warranties and representations shall survive the execution and delivery of this Agreement by the Grantee. The Partnership will have no obligation to register under the Securities Act any 2024 LTIP Units (PB) or any other securities issued pursuant to this Agreement or upon conversion or exchange of 2024 LTIP Units (PB). The Grantee agrees that any resale of the shares of Common Stock received upon the exchange of Units into which 2024 LTIP Units (PB) may be converted shall not occur during the “blackout periods” forbidding sales of Company securities, as set forth in the then applicable Company employee manual or insider trading policy. In addition, any resale shall be made in compliance with the registration requirements of the Securities Act or an applicable exemption therefrom, including, without limitation, the exemption provided by Rule 144 promulgated thereunder (or any successor rule).
(h)Section 83(b) Election. In connection with the issuance of 2024 LTIP Units (PB) under this Award pursuant to Section 3 hereof the Grantee may (but is not required to) make an election to include in gross income in the year of transfer the applicable 2024 LTIP Units (PB) pursuant to Section 83(b) of the Code substantially in the form attached hereto as

Exhibit C and, if such an election is made, the Grantee shall provide to the Company a copy thereof and supply to the Company such other information as the Company is required to maintain or file in accordance with the regulations promulgated thereunder.
(i)Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not so held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.
(j)Governing Law. This Agreement is made under, and will be construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws of such state.
(k)No Obligation to Continue Position as an Employee, Consultant or Advisor. Neither the Company nor any affiliate is obligated by or as a result of this Agreement to continue to have the Grantee as an employee, consultant or advisor and this Agreement shall not interfere in any way with the right of the Company or any affiliate to terminate the Grantee’s service relationship at any time.
(l)Notices. Any notice to be given to the Company shall be addressed to the Secretary of the Company at its principal place of business and any notice to be given the Grantee shall be addressed to the Grantee at the Grantee’s address as it appears on the employment records of the Company, or at such other address as the Company or the Grantee may hereafter designate in writing to the other.
(m)Withholding and Taxes. No later than the date as of which an amount first becomes includible in the gross income of the Grantee for income tax purposes or subject to the Federal Insurance Contributions Act withholding with respect to this Award, the Grantee will pay to the Company or, if appropriate, any of its affiliates, or make arrangements satisfactory to the Committee regarding the payment of, any United States federal, state or local or foreign taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company and its affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Grantee.
(n)Headings. The headings of paragraphs hereof are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
(o)Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if each of the signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

(p)Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and any successors to the Company and the Partnership, on the one hand, and any successors to the Grantee, on the other hand, by will or the laws of descent and distribution, but this Agreement shall not otherwise be assignable or otherwise subject to hypothecation by the Grantee.
(q)409A. To the extent applicable, this Agreement shall be construed, administered and interpreted in accordance with a good faith interpretation of Section 409A of the Code. Any provision of this Agreement that is inconsistent with Section 409A of the Code, to the extent applicable, or that may result in penalties under Section 409A of the Code, shall be amended, in consultation with the Grantee and with the reasonable cooperation of the Grantee and the Company, in the least restrictive manner necessary to (i) exclude the applicable payment or benefit under this Agreement from the definition of “deferred compensation” within the meaning of such Section 409A or (ii) comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions, in each case without diminution in the value of the benefits granted hereby to the Grantee. Notwithstanding anything herein to the contrary, in the event the amounts payable under this Agreement are determined to constitute “nonqualified deferred compensation” subject to Section 409A of the Code, then, to the extent the Grantee is a “specified employee” under Section 409A of the Code subject to the six-month delay thereunder, any such vesting or related payments to be made during the six-month period commencing on the Grantee’s “separation from service” (as defined in Section 409A of the Code) shall be delayed until the expiration of such six-month period.
(r)Complete Agreement. This Agreement (together with those agreements and documents expressly referred to herein, for the purposes referred to herein) embody the complete and entire agreement and understanding between the parties with respect to the subject matter hereof, and supersede any and all prior promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, which may relate to the subject matter hereof in any way.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Award Agreement to be executed as of the 1st day of March, 2024.

THE MACERICH COMPANY
By:

THE MACERICH PARTNERSHIP, L.P.
By: The Macerich Company, its general partner

By:

GRANTEE